Exhibit 5.1

[Weil, Gotshal & Manges LLP letterhead]

November 5, 2004

Magellan Health Services, Inc.
16 Munson Road
Farmington, Connecticut 06032

Ladies and Gentlemen:

        We have acted as counsel to Magellan Health Services, Inc. (the "Company") in connection with the preparation of the Registration Statement of the Company on Form S-3 filed simultaneously herewith (as the same may be amended or supplemented, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the possible public offering (the "Offering") by the selling stockholders identified as such in the Registration Statement (the "Selling Stockholders") of an aggregate of 8,570,604 shares of Ordinary Common Stock of the Company (the "Shares"), 82,854 of which have already been issued (the "Issued Shares") and 8,487,750 of which (subject to anti-dilution adjustments in certain circumstances) are issuable upon conversion of 8,487,750 shares of Multiple and Variable Vote Restricted Convertible Common Stock of the Company (the "Issuable Shares").

        In so acting, we have reviewed the Registration Statement, including the prospectus contained therein (the "Prospectus"), the Amended and Restated Certificate of Incorporation of the Company, as amended to date, and the Amended and Restated By-Laws of the Company, as amended to date. In addition, we have examined originals or copies (certified or otherwise identified to our satisfaction) of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the with respect to the Shares registered for sale by the Selling Stockholders under the Registration Statement and any related registration statement filed by the Company pursuant to Rule 462(b) of the Securities Act ("462(b) Registration Statement"), (i) the Issued Shares are duly authorized, validly issued, fully paid and nonassessable and (ii) the Issuable Shares are duly authorized, and, upon their issuance, on conversion in accordance with the provisions of the Company's Amended and Restated Certificate of Incorporation, will be validly issued, fully paid and nonassessable.

        The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

        We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. We also consent to the incorporation by reference of this letter in any 462(b) Registration Statement.

Very truly yours,

Weil. Gotshal & Manges LLP